EXHIBIT 5.1

October 25, 2004

Board of Directors

National Semiconductor Corporation

2900 Semiconductor Drive

Santa Clara, California 95051

Gentlemen:

At your request, I have examined the registration statement on Form S-8 (the “Registration Statement”) which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of (i) 5,000,000 shares of Common Stock, par value $0.50 per share (the “Shares”) of National Semiconductor Corporation (the “Company”) to be offered to participants as an investment option under the Company’s Deferred Compensation Plan (the “Plan”); and (ii) $70,000,000.00 of deferred compensation obligations (“Obligations”) under the Plan.

In connection with this opinion, I have examined the Plan, the Company’s Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion. I have further examined such matters of fact and questions of law considered appropriate for purpose of rendering the opinions expressed below.

With respect to the opinion expressed in paragraph 1 below, I am opining herein as to the effect on the subject transaction only of the General Corporation Law of Delaware, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, and, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction.

With respect to the opinion expressed in paragraph 2 below, I am opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including statutory law and reported decisional law thereunder, and (ii) the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. My opinion set forth in paragraph 2 below is based upon our consideration of only those statutes, regulations and reported decisional law, which in my experience are normally applicable to deferred compensation plans.

Subject to the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof:

1.                                       The Shares, when subsequently sold in accordance with the Plan, will be legally and validly issued, fully paid and nonassessable securities of the Company.

2.                                       Upon the creation of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

The opinion expressed in paragraph 2 is further subject to the following limitations, qualifications and exceptions:

(a)                                  the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

(b)                                 the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

(c)                                  the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d)                                 certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

In addition, I express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. I further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and I express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

This opinion is rendered only to you and is solely for the benefit of you in connection with the transaction covered hereby. This opinion may not be relies upon for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

//s// JOHN M. CLARK III

JOHN M. CLARK III
Senior Vice President,
General Counsel & Secretary